Exhibit 99.1

Contact: Whirlpool Corporation

Media: Whirlpool Corporation Press Office, 269/923-7405

Media@Whirlpool.com

Financial: Greg Fritz, 269/923-2641

Investor_relations@whirlpool.com

WHIRLPOOL CORPORATION REPORTS

SECOND-QUARTER 2009 RESULTS

BENTON HARBOR, Mich., July 22, 2009—Whirlpool Corporation (NYSE: WHR) announced today second-quarter 2009 earnings of $1.04 per diluted share compared to $1.53 per diluted share reported in the prior year. The company reported net sales of $4.2 billion, a decrease of 18 percent from the year-ago period. Excluding the impact of foreign exchange translation, the company’s second-quarter sales declined approximately 10 percent.

Second-quarter operating profit was favorably impacted by cost reduction initiatives and favorable product price/mix. These favorable items were offset by substantially lower global sales and production volumes, unfavorable foreign currency fluctuations and lower monetization of certain tax credits.

“Consumer demand for appliances was significantly lower in the second quarter, which negatively impacted our global unit volumes,” said Jeff M. Fettig, Whirlpool Corporation chairman and chief executive officer. “Late last year, we took actions to restructure our business, aligning our capacity and resources to lower demand levels. Our results reflect these actions, and we will continue to execute our plans to address this volatile global economic environment.”

SECOND-QUARTER REGIONAL REVIEW

Whirlpool North America

Second-quarter sales of $2.4 billion declined 17 percent from the prior year. Excluding the effects of currency, sales declined approximately 14 percent from the prior year. U.S. industry unit shipments of major appliances (T7)* declined 14 percent during the second quarter.

The North America region reported operating profit of $120 million compared to $101 million in the previous year. The improvement was primarily the result of favorable product price/mix and cost reduction initiatives. These factors were partially offset by lower unit production volume and unfavorable foreign currency fluctuations.

Based on current economic conditions, the company expects full-year 2009 U.S. industry unit shipments to decline between 10 percent and 12 percent.

Whirlpool Europe

Whirlpool Europe reported second-quarter sales of $786 million, a 25 percent decrease from the prior year. Excluding the effects of currency, sales declined approximately 13 percent. Overall industry unit demand during the quarter declined approximately 12 percent from the prior year.

The region reported an operating loss of $12 million during the second quarter compared with a profit of $50 million reported in the previous year. European results were negatively impacted by substantially lower unit sales and production volumes and unfavorable foreign currency fluctuations. These challenges were partially offset by cost reduction initiatives and favorable product price/mix.

Based on current economic conditions in the European region, the company expects full-year 2009 industry unit shipments to decline approximately 13 percent from 2008 levels, compared with its previous expectation of a 10 percent decline.

Whirlpool Latin America

Second-quarter net sales declined 16 percent to $844 million. Excluding currency translation, sales increased approximately 1 percent. The sales increase was driven by a strong increase in Brazilian appliance volume as a result of a government incentive program, while appliance and compressor sales outside of Brazil continued to decline. During the quarter, the company’s Brazilian appliance sales increased 28 percent excluding currency translation, and the company continued to strengthen its leadership position in the marketplace.

Operating profit totaled $75 million in the second quarter compared with $133 million in the prior year. The lower profitability is primarily related to unfavorable foreign currency fluctuations, significantly lower monetization levels of certain tax credits and unfavorable material and oil-related costs. These items were partially offset by cost reduction initiatives and a benefit related to an energy credit.

The company now expects full-year 2009 Brazilian appliance shipments to increase more than 10 percent compared to its previous expectation of flat-to-down 5 percent. The expected change is the result of the Brazilian government’s decision to extend tax reductions on certain appliances, which has had a favorable impact on consumer demand.

Whirlpool Asia

Whirlpool Asia reported second-quarter sales of $184 million, increasing 3 percent from the prior year. Excluding the impact of currency, sales increased 19 percent. Operating profit during the quarter totaled $11 million compared to $5 million in the prior year. The year-over-year increase in operating profit resulted from higher unit volume and cost reductions. These favorable items were partially offset by unfavorable product price/mix.

The company anticipates full-year 2009 industry unit shipments in Asia to be flat-to-up 5 percent compared to the previous expectation of unit shipments of flat-to-down 5 percent from 2008 levels.

Outlook

For the full-year 2009, Whirlpool Corporation expects earnings per diluted share between $3.50 and $4.00 compared with the prior expectation of $3.00 to $4.00 per diluted share. For the full year, the company expects to generate free cash flow** between $300 million and $400 million. The company’s earnings and free cash flow projections are based upon current economic forecasts and business plans.

“When we provided our 2009 outlook earlier this year, we established three key operating priorities in anticipation of a difficult macroeconomic environment: cost reduction, price/mix and lower working capital,” said Fettig. “While the demand environment remains a significant challenge, we are making strong progress in our key priorities to offset the volume declines.”

*	T7 refers to the following household appliance categories: washers, dryers, refrigerators, freezers, dishwashers, ranges and compactors.
**	A reconciliation of free cash flow, a non-GAAP financial measure, to cash provided by operations appears below under the heading “Cash Flow Reconciliation.”

•	Whirlpool North America region launched:

•

The Whirlpool brand Duet front-load washing machine and Resource Saver dryer. The Eco Normal cycle on the dryer offers heat and moisture detection sensors that improve dryer energy usage by 40 percent. The washing machine offers the industry-first TumbleFresh feature that periodically tumbles clean clothes for up to six hours, reducing the potential for odor and wrinkles.

•

The Whirlpool Latitude refrigerator, offering 10 percent more space in the refrigeration compartment compared to similar size side-by-side models. Features include the industry’s most usable interior refrigeration space available based on fresh food volume in French door refrigerators, including deeper door bins, extra shelf space and an easy-to-access in-door ice maker with removable bucket.

•

A collection of Jenn-Air brand high-performance built-in refrigerators. The collection includes a 36-inch bottom-freezer, side-by-side door models and an industry-first fully integrated, full-flush 42-inch French door bottom-freezer model offering the widest interior space available in any flush refrigerator currently on the market. All models feature Advanced Climate Control Technology, which allows customized drawer storage at lower temperatures for highly perishable foods.

•	The Gladiator brand GearChest, the brand’s first tool chest. It is a stackable tool chest that fits on the Gladiator GearDrawer to provide tool storage for consumers.

•	Whirlpool Europe region launched:

•

The Bauknecht brand hybrid EcoStyle washing machine, featuring sensors that monitor the washing process and optimize water consumption, reducing water usage by up to 50 percent. The hybrid machine is also designed to use naturally heated water from a solar heating system or other hot water connections in the home, resulting in energy savings of up to 70 percent.

•

The Bauknecht brand EcoStyle side-by-side refrigerator, offering an energy efficiency rating of A+, large interior capacity and a new elegant design. The refrigerator features an ice and water dispenser that is among the quietest on the market.

•

The KitchenAid brand professional grill, featuring high-quality, weather-resistant stainless steel construction for year-round entertaining. The grill offers a push-and-turn ignition system, uniform temperature across the entire cooking surface, a baking lid with built-in thermometer and a flare-up management system.

•	Whirlpool Latin America region launched:

•

The Brastemp brand Active! dryers that allow users to select a desired cycle with a single button. The dryer features Right Schedule technology to help consumers determine the right cycle time based on load size, allowing energy savings. The dryers also feature Easy Ironing technology that combines hot and cold air to reduce wrinkles, making clothes easier to iron.

•

KitchenAid brand drawer and side-by-side refrigerators to the Brazilian market. The KitchenAid brand, launched in Brazil in 2008, continues to expand its presence in the retail market throughout 13 major cities in Brazil.

SECOND-QUARTER 2009 AWARDS AND ACCOMPLISHMENTS

•	Whirlpool Corporation was named one of the Top 10 Most Respected U.S. Companies by the Reputation Institute and Forbes.com.

•	Whirlpool Corporation announced its commitment to make all electronically controlled appliances it produces – everywhere in the world – smart grid compatible by 2015.

•	Whirlpool Canada was named an ENERGY STAR® 2009 Market Transformation award winner in the category of “Manufacturer of the Year.” This marks Whirlpool Canada’s sixth ENERGY STAR award in seven years.

•	The Good Housekeeping Research Institute rated the Maytag Performance Series dryer as the “high-performing dryer” because of its ability to dry clothes quickly and refresh clothes left overnight.

•	A leading consumer magazine selected the Maytag Centennial washing machine as the best top-loading washer based on effectiveness, cost and energy efficiency.

•	The Maytag Bravos and KitchenAid Architect Series gas cooktop received Excellence in Design (EID) Awards from Appliance Design magazine.

•

Whirlpool Europe received Italy’s top innovation award from President Giorgio Napolitano. The Imprese per l’Innovazione award is organized by Confindustria, the Confederation of Italian industries, and represents the interests of Italian companies to leading political and administrative institutions, including parliament, the government, trade unions and other social partners.

•

Bauknecht Germany won awards in the “LifeCare – Better Living” initiative for the third year in a row. In addition to three product awards, Bauknecht Germany also received the special “Responsible Company” award for its GreenKitchen design concept.

•

Three KitchenAid products were recognized in Germany at the Plus X Awards. The KitchenAid in-sink dishwasher was recognized for ease of use; the KitchenAid multi-flow built-in oven received a Plus X Award for design; the KitchenAid Shock freezer won an award for innovation.

•	Nine Bauknecht products were recognized in three categories at the Plus X Awards in Germany. The Bauknecht brand was also selected by the Plus X judges as this year’s Most Innovative Brand.

•	In Germany, the Whirlpool brand side-by-side refrigerator with espresso machine won the OK! Style Award 2009 in the High Technology category.

•	Whirlpool India was named one of the Top 25 Best Employers in India 2009 in a recent Hewitt survey.

•	Whirlpool India was rated among the Top 20 Best Companies to Work For in India by Mercer.

Cash Flow Reconciliation

The table below reconciles actual 2009 and 2008 and projected 2009 cash provided by operations determined in accordance with generally accepted accounting principles (GAAP) in the United States to free cash flow, a non-GAAP measure. Management believes that free cash flow provides shareholders with a relevant measure of liquidity and a useful basis for assessing the company’s ability to fund its activities and obligations. There are limitations to using non-GAAP financial measures, including the difficulty associated with comparing companies that use similarly named non-GAAP measures whose calculations may differ from the company’s calculations. As defined by the company, free cash flow is cash provided by operations after capital expenditures and proceeds from the sale of assets/businesses.

	Six Months Ended June 30
(millions of dollars)	2009	2008	2009 Outlook
Cash (used in) / provided by operations	$(4)	$35	$700	—	$800
Capital expenditures	(229)	(231)	(450)	—	(500)
Proceeds from sale of assets	36	14	50	—	100

Free cash flow	$(197)	$(182)	$300	—	$400

About Whirlpool Corporation

Whirlpool Corporation is the world’s leading manufacturer and marketer of major home appliances, with annual sales of approximately $19 billion, 70,000 employees, and 68 manufacturing and technology research centers around the world. The company markets Whirlpool, Maytag, KitchenAid, Jenn-Air, Amana, Brastemp, Consul, Bauknecht and other major brand names to consumers in nearly every country around the world. Additional information about the company can be found at http://www.whirlpoolcorp.com.

Whirlpool Additional Information:

This document contains forward-looking statements that speak only as of this date. Whirlpool disclaims any obligation to update these statements. Forward-looking statements in this document may include, but are not limited to, statements regarding expected earnings per share, cash flow, productivity and material and oil-related prices. Many risks, contingencies and uncertainties could cause actual results to differ materially from Whirlpool Corporation’s forward-looking statements. Among these factors are: (1) changes in economic conditions which affect demand for our products, including the strength of the building industry and the level of interest rates; (2) the effects of the global economic crisis on our customers, suppliers and the availability of credit; (3) Whirlpool’s ability to continue its relationship with significant trade customers, including Sears Holding Corporation in North America (accounting for approximately 11% of Whirlpool’s 2008 consolidated net sales of $18.9 billion) and the ability of these trade customers to maintain or increase market share; (4) intense competition in the home appliance industry reflecting the impact of both new and established global competitors, including Asian and European manufacturers; (5) the ability of Whirlpool to manage foreign currency fluctuations; (6) litigation including product liability and product defect claims; (7) the ability of Whirlpool to achieve its business plans, productivity improvements, cost control, leveraging of its global operating platform, and acceleration of the rate of innovation; (8) fluctuations in the cost of key materials (including steel, oil, plastic, resins, copper and aluminum) and components and the ability of Whirlpool to offset cost increases; (9) the ability of suppliers of critical parts, components and manufacturing equipment to deliver sufficient quantities to Whirlpool in a timely and cost-effective manner; (10) health care cost trends and regulatory changes that could increase future funding obligations for pension and other postretirement benefit plans; (11) Whirlpool’s ability to obtain and protect intellectual property rights; (12) global, political and/or economic uncertainty and disruptions, especially in Whirlpool’s significant geographic regions, including uncertainty and disruptions arising from natural disasters or terrorist attacks; (13) the effects of governmental investigations or related actions by third parties; (14) the impact of labor relations; (15) our ability to attract, develop and retain executives and other qualified employees; (16) the cost of compliance with environmental and health and safety regulations. Additional information concerning these and other factors can be found in Whirlpool Corporation’s filings with the Securities and Exchange Commission, including the most recent annual report on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K.

# # #

WHIRLPOOL CORPORATION

CONSOLIDATED CONDENSED STATEMENTS OF INCOME (UNAUDITED)

FOR THE PERIOD ENDED JUNE 30

(Millions of dollars, except per share data)

	Three Months Ended		Six Months Ended
	2009	2008	2009	2008
Net sales	$4,169	$5,076	$7,738	$9,690
Expenses
Cost of products sold	3,615	4,324	6,660	8,324
Selling, general and administrative (exclusive of intangible amortization)	390	502	717	942
Intangible amortization	7	7	14	14
Restructuring costs	23	40	47	48

Operating profit	134	203	300	362

Other income (expense)
Interest and sundry income (expense)	(12)	(24)	(59)	(31)
Interest expense	(58)	(49)	(120)	(98)

Earnings before income taxes and other items	64	130	121	233
Income tax (benefit) expense	(22)	2	(38)	5

Net earnings	86	128	159	228
Less: Net earnings available to noncontrolling interests	(8)	(11)	(13)	(17)

Net earnings available to Whirlpool common stockholders	$78	$117	$146	$211

Per share of common stock
Basic net earnings available to Whirlpool common stockholders	$1.05	$1.55	$1.96	$2.78

Diluted net earnings available to Whirlpool common stockholders	$1.04	$1.53	$1.95	$2.74

Dividends	$0.43	$0.43	$0.86	$0.86

Weighted-average shares outstanding (in millions)
Basic	74.5	75.3	74.3	75.8
Diluted	75.0	76.3	74.9	76.9

WHIRLPOOL CORPORATION

CONSOLIDATED CONDENSED BALANCE SHEETS

(Millions of dollars, except share data)

	(Unaudited)
	June 30, 2009	December 31, 2008
Assets
Current assets
Cash and equivalents	$247	$146
Accounts receivable, net of allowance for uncollectible accounts of $70 and $66 at June 30, 2009 and December 31, 2008, respectively	2,326	2,103
Inventories	2,472	2,591
Deferred income taxes	432	580
Other current assets	562	624

Total current assets	6,039	6,044

Other assets
Goodwill, net	1,730	1,728
Other intangibles, net of accumulated amortization of $115 and $96 at June 30, 2009 and December 31, 2008, respectively	1,807	1,821
Other assets	1,142	954

Total other assets	4,679	4,503

Property, plant and equipment
Land	72	74
Buildings	1,209	1,186
Machinery and equipment	7,857	7,549
Accumulated depreciation	(6,117)	(5,824)

Total property, plant and equipment	3,021	2,985

Total assets	$13,739	$13,532

Liabilities and stockholders’ equity

Current liabilities
Accounts payable	$2,649	$2,805
Accrued expenses	563	530
Accrued advertising and promotions	350	440
Employee compensation	361	306
Notes payable	91	393
Current maturities of long-term debt	372	202
Other current liabilities	646	887

Total current liabilities	5,032	5,563

Noncurrent liabilities
Long-term debt	2,487	2,002
Pension benefits	1,479	1,505
Postretirement benefits	707	822
Other liabilities	569	567

Total noncurrent liabilities	5,242	4,896

Commitments and contingencies

Stockholders’ equity
Common stock, $1 par value, 250 million shares authorized, 104 million shares issued at June 30, 2009 and December 31, 2008, respectively, 74 million and 73 million shares outstanding at June 30, 2009 and December 31, 2008, respectively	104	104
Additional paid-in capital	2,036	2,033
Retained earnings	4,076	3,993
Accumulated other comprehensive income (loss)	(995)	(1,259)
Treasury stock, 30 million shares and 31 million shares at June 30, 2009 and December 31, 2008, respectively	(1,846)	(1,865)

Total Whirlpool stockholders’ equity	3,375	3,006

Noncontrolling interests	90	67

Total equity	3,465	3,073

Total liabilities and stockholders’ equity	$13,739	$13,532

WHIRLPOOL CORPORATION

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS (UNAUDITED)

SIX MONTHS ENDED JUNE 30

(Millions of dollars)

	2009	2008
Operating activities
Net earnings	$159	$228
Adjustments to reconcile earnings to cash (used in) provided by operating activities:
Depreciation and amortization	258	310
Curtailment gain	(92)	—
Decrease in LIFO inventory reserve	(10)	—
Gain on disposition of assets	(8)	(6)
Changes in assets and liabilities:
Accounts receivable	(167)	70
Inventories	203	(230)
Accounts payable	(234)	(29)
Restructuring charges, net of cash paid	(39)	(2)
Taxes deferred and payable, net	(46)	(27)
Accrued pension	(17)	(33)
Employee compensation	66	(69)
Other	(77)	(177)

Cash (used in) provided by operating activities	(4)	35

Investing activities
Capital expenditures	(229)	(231)
Proceeds from sale of assets	36	14
Other	(12)	—

Cash used in investing activities	(205)	(217)

Financing activities
Proceeds from borrowings of long-term debt	850	501
Net (repayments)/proceeds from short-term borrowings	(294)	255
Repayments of long-term debt	(202)	(128)
Dividends paid	(63)	(65)
Purchase of treasury stock	—	(151)
Common stock issued	—	7
Other	—	2

Cash provided by financing activities	291	421

Effect of exchange rate changes on cash and equivalents	19	21

Increase in cash and equivalents	101	260
Cash and equivalents at beginning of period	146	201

Cash and equivalents at end of period	$247	$461